           INTERNATIONAL RECTIFIER CORPORATION
233 KANSAS STREET, EL SEGUNDO, CA 90245 (310) 726-8000
[LOGO]

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 23, 1998
                             ---------------------

    The Annual Meeting of Stockholders of INTERNATIONAL RECTIFIER CORPORATION will be held on Monday, November 23, 1998 at 10 o'clock a.m. Pacific Standard Time at the HEXFET America facility of the Company at 41915 Business Park Drive, Temecula, California.

    The meeting will consider and act upon the following business:

    1.  Election of three Directors.

    2. Ratification of PricewaterhouseCoopers as independent auditors of the Company to serve for fiscal year 1999.

    3. Such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on September 25, 1998 as the record date for determining those Stockholders who will be entitled to vote at the meeting.

    By order of the Board of Directors

                                          L. Michael Russell
                                          Secretary

October 7, 1998

IMPORTANT: PLEASE FILL IN DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POST-PAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                                PROXY STATEMENT

GENERAL

    The accompanying Proxy is solicited by the Board of Directors of International Rectifier Corporation ("Company") for use at the Annual Meeting of Stockholders to be held on November 23, 1998 and any adjournments thereof. The close of business on September 25, 1998 has been fixed as the record date for the determination of Stockholders entitled to notice of and to vote at the meeting. As of September 25, 1998, there were 51,527,602 shares issued and outstanding of $1.00 par value common stock of the Company ("Common Stock"), the only class of voting securities outstanding. Each share of Common Stock is entitled to one vote; there is no cumulative voting. This Proxy Statement and the accompanying Proxy will be first mailed to Stockholders on or about October 7, 1998.

    Any Stockholder who gives a Proxy has the power to revoke it at any time before it is exercised. Revocation is affected by delivery of written notice of revocation to the Secretary of the Company prior to commencement of the Annual Meeting. Stockholders attending the Annual Meeting may vote their shares in person whether or not a Proxy has been previously executed and returned. The Company will bear the cost of solicitation of proxies.

    Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by Proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted toward the tabulation of "votes cast" and will have the same effect as negative votes.

                               SECURITY OWNERSHIP

    The following table shows, as of September 25, 1998, the beneficial ownership of the Common Stock by owners of more than five percent of the Common Stock, by each director or nominee, by each Named Executive Officer (as defined in the "Executive Compensation" Section below) and by all directors and Named Executive Officers as a group.

                                                                    AMOUNT
                                                                 BENEFICIALLY       PERCENT OF
NAME AND ADDRESS                                                    OWNED              CLASS
------------------------------------------------------------  ------------------  ---------------
Prudential Insurance Co. of America ........................         5,327,831           10.34%
  751 Broad Street, Newark, NJ 07102
Jennison Associates Capital Corporation ....................         5,171,600           10.04%
  466 Lexington Avenue, New York, NY 10017
ICM Asset Management, Inc. .................................         5,130,586            9.96%
  601 W. Main Ave., Ste. 600, Spokane, WA 99201
FMR Corp. ..................................................         3,257,400            6.32%
  82 Devonshire Street, Boston, MA 02109
Lazard Freres & Co. LLC ....................................         3,086,765            5.99%
  30 Rockefeller Plaza, New York, NY 10020
Eric Lidow(1)...............................................       2,439,697(2)           4.73%
Alexander Lidow (1).........................................       1,377,812(2)           2.67%
Derek B. Lidow (1)..........................................         781,789(2)           1.52%
Donald S. Burns (3).........................................          46,000(2)              *
George Krsek................................................          54,000(2)              *
Minoru Matsuda..............................................           8,000(2)              *
Michael P. McGee............................................          78,933(2)              *
Robert J. Mueller...........................................          90,000(2)              *
James D. Plummer............................................          38,000(2)              *
L. Michael Russell..........................................           5,602(2)              *
Jack O. Vance...............................................          77,900(2)              *
Rochus E. Vogt..............................................          69,000(2)              *
All Directors and Named Executive Officers
  as a Group (12 persons)...................................       5,066,733(2)           9.83%

------------------------

*   Less than 1%

(1) Members of the Lidow family other than Messrs. Eric Lidow, Alexander Lidow and Derek B. Lidow are the beneficial owners of 210,314 shares. The Messrs. Lidow disclaim any beneficial ownership in any of such shares. The 4,809,612 shares beneficially owned by members of the Lidow family constitute 9.33% of the shares outstanding. In addition, the Lidow Foundation, of which Eric Lidow is a director, owns 97,634 shares. The Messrs. Lidow disclaim any beneficial ownership in any such shares.

(2) Amounts include, in the aggregate, 925,400 options exercisable under the Company's stock option plans by Named Executive Officers and directors on or within 60 days of the record date.

(3) A member of the Burns family other than Mr. Burns is the beneficial owner of 600 shares. Mr. Burns disclaims any beneficial ownership in any such shares.

The business address of each Director and Named Executive Officer is 233 Kansas Street, El Segundo, CA 90245.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

    There are ten directors on the Company's Board of Directors. The directors are divided into three classes, and the directors in each class serve three-year terms expiring in successive years. At the 1998 Annual Meeting, the term of office of the directors in Class One expires. Three directors are to be elected with terms expiring upon the election and qualification of their successors at the 2001 Annual Meeting of Stockholders.

    It is intended that Proxies received by the Board of Directors will be voted for the election of the nominees for directors named below, unless authority to do so is withheld. Drs. George Krsek and Derek B. Lidow, and Mr. Jack O. Vance, the nominees, are presently directors of the Company. It is not contemplated that any nominee will be unable to serve as a director, but if that contingency should occur prior to the Annual Meeting, the holders of Proxies reserve the right to substitute and vote for another person of their choice.

    The affirmative vote of holders of a majority of shares of the Company's Common Stock represented at the meeting in person or by Proxy is required to elect any nominee for director.

NOMINEES FOR DIRECTORS

    The following persons are nominees for director with terms expiring in 2001.

                                                                                                                  DIRECTOR
NAME                                  AGE                            PRINCIPAL OCCUPATION                           SINCE
--------------------------------      ---      ----------------------------------------------------------------  -----------
CLASS ONE
TERM ENDING 1998

George Krsek....................          77   President and Chairman of the Board, Konec, Inc., a management
                                               consulting firm                                                         1979

Jack O. Vance(1)................          73   Managing Director, Management Research, a management consulting
                                               firm                                                                    1988

Derek B. Lidow(2)(3)............          45   Chief Executive Officer of the Company                                  1994
----------------------------------------------------------------------------------------------------------------------------

CLASS TWO
TERM ENDING 1999

Rochus E. Vogt..................          68   R. Stanton Avery Distinguished Service Professor and Professor
                                               of Physics, California Institute of Technology                          1984

Robert J. Mueller...............          69   Executive Vice President of the Company
                                               External Affairs and Business Development                               1990

Alexander Lidow(2)(4)...........          43   Chief Executive Officer of the Company                                  1994

Minoru Matsuda..................          61   Professor, Kanazawa Institute of Technology
                                               Ishikawa, Japan                                                         1997
----------------------------------------------------------------------------------------------------------------------------

                                                                                                                  DIRECTOR
NAME                                  AGE                            PRINCIPAL OCCUPATION                           SINCE
--------------------------------      ---      ----------------------------------------------------------------  -----------
CLASS THREE
TERM ENDING 2000

Eric Lidow......................          85   Chairman of the Board of the Company                                    1947

Donald S. Burns(5)..............          73   Chairman of the Board, President and Chief Executive Officer,
                                               Prestige Holding, Ltd.                                                  1993

James D. Plummer................          53   John M. Fluke Professor of Electrical Engineering, Director of
                                               The Stanford Nanofabrication Laboratory, and Chairman of the
                                               Electrical Engineering Department, Stanford University                  1994

------------------------

(1) Mr. Vance is also a director of The Olson Company, University Restaurant Group, FCG Enterprises, Inc., Semtech Corporation, Flowline Inc., Mathers Fund, Inc., and Atol Holdings, Inc. He was formerly a director of McKinsey & Co., Inc., a management consulting firm.

(2) Drs. Alexander Lidow and Derek B. Lidow are brothers and sons of Eric Lidow.

(3) Dr. Derek B. Lidow serves as a member of the Leadership Council of the School of Engineering of Princeton University and is a Trustee of the Los Angeles Philharmonic.

(4) Dr. Alexander Lidow is on the Board of Overseers for the RAND Corporation and on the Board of Trustees of the California Institute of Technology.

(5) Mr. Burns is also a director of Atol Holdings, Inc.

    The above named directors have held their respective employment positions during the past five years except for George Krsek and Minoru Matsuda. Dr. Krsek was President of Houba, Inc., a pharmaceutical firm, from 1975 to July 1994. In August 1994, Dr. Krsek became Managing Member of Konec L.L.C., a management consulting company and in December 1997, Konec, L.L.C. became Konec, Inc. and Dr. Krsek became the President and Chairman of that Board. Mr. Matsuda was employed by Hitachi Ltd. from 1960 to March, 1997, most recently as Senior Counsel - Intellectual Property. Since April, 1997, Mr. Matsuda has been a professor at Kanazawa Institute of Technology in Japan. Mr. Mueller and Drs. Alexander Lidow and Derek B. Lidow have been employed by the Company for more than five years in various executive officer positions.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    The Company's Board of Directors has Audit, Compensation and Stock Option ("Compensation Committee"), and Executive Committees, but not a Nominating Committee. Both the Audit Committee and the Compensation Committee currently consist of Messrs. Burns, Krsek, Plummer, Vance, and Vogt, each of whom is a director but not an officer or employee of the Company ("Non-Employee Director"). The Executive Committee consists of Messrs. E. Lidow, A. Lidow, D. Lidow, Mueller, and Vance. The Audit Committee monitors the Company's basic accounting policies, reviews audit and management reports, and makes recommendations regarding the appointment of the independent auditors. The Audit Committee held three meetings during the last fiscal year. The Compensation Committee has the responsibility for setting the compensation of the Named Executive Officers and reviews (but does not set) the salaries of all employees having annual compensation of $150,000 or more. The Compensation Committee also has the responsibility for granting stock options. (See "Compensation Committee Report" below). The Compensation Committee met or took action six times during the last fiscal year. The Executive Committee exercises many of the powers of the Board in the management of the business affairs of the Company. The Executive Committee met four times during the last fiscal year. The Board of Directors met four times during the last fiscal year. No director attended fewer than 75% of meetings of the Board of Directors and of each committee on which he served during the fiscal year.

    Non-Employee Directors receive fees of $35,000 per annum for participation on the Board and its Committees. Mr. Vance receives an additional $3,000 per meeting for participation on the Executive Committee ($12,000 for the 1998 fiscal year). Under the Company's Amended and Restated Stock Incentive Plan of 1992 ("Plan"), Non-Employee Directors are automatically granted stock options for 5,000 shares of Common Stock on each January 1 during the term of the Plan. Each Non-Employee Director in office on August 9, 1994 was automatically granted, in addition to the option to purchase 20,000 shares granted to him upon initial Stockholder approval of the Plan, an option to purchase 20,000 shares. Each Non-Employee Director elected after the 1994 Annual Meeting of Stockholders is automatically granted upon initial election an option to purchase 40,000 shares. However, the aggregate number of shares for which options may be granted to any Non-Employee Director under both the Plan and the Company's Stock Option Plan of 1984 cannot exceed 120,000 shares. Non-Employee Directors are not eligible to receive any other options. Non-Employee Director options become exercisable at the rate of 20% per annum commencing on the first anniversary of the date of grant; vesting may accelerate upon death, voluntary resignation after five years of continuous service or decision not to stand for re-election after five years of continuous service.

                             EXECUTIVE COMPENSATION

    The following table and accompanying notes summarize the aggregate compensation of the Company, and the stock option grants awarded to each of the Chief Executive Officers and the other four highest paid executive officers ("Named Executive Officers") for each of the last three fiscal years.

                SUMMARY COMPENSATION TABLE--ANNUAL COMPENSATION

                                                                                                 LONG TERM
                                                                                               COMPENSATION
                                                                                               -------------
                                                                                                SECURITIES
                                                                                OTHER           UNDERLYING      ALL OTHER
                                FISCAL         SALARY         BONUS            ANNUAL             OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION      YEAR           ($)            ($)         COMPENSATION($)          (#)            ($)
----------------------------  -----------  --------------  -----------  ---------------------  -------------  -------------
Eric Lidow(1)...............        1998     664,027(2)(3)     --                --                100,000      1,534,682(4)
Chairman of the Board               1997     639,700           --                --                123,000         --
                                    1996     639,700         420,000(5)          --                 --             --

Alexander Lidow.............        1998     365,469(2)(3)     --                --                100,000         --
Chief Executive Officer             1997     352,200           --                --                134,000         --
                                    1996     352,200         411,000(5)          --                 --             --

Derek B. Lidow..............        1998     365,469(2)(3)     --                --                100,000         --
Chief Executive Officer             1997     352,200           --                --                134,000         --
                                    1996     352,200         411,000(5)          --                 --             --

Robert J. Mueller...........        1998     324,182(2)(3)     --                --                 40,000         12,912(6)
Executive Vice President            1997     315,100           --                --                 40,000         19,546(6)
External Affairs and                1996     340,100         200,000(5)          --                 20,000         19,768(6)
Business Development

Michael P. McGee............        1998     234,104(2)(3)     --                --                120,000         --
Vice President,                     1997     225,700           --                --                 65,000         --
Chief Financial Officer             1996     225,700         197,000(5)          --                 35,000         --

L. Michael Russell..........        1998     223,941(3)       13,850(8)          --                 20,000         --
Vice President, Secretary           1997      80,069(7)       20,000(8)          --                 10,000         --
and General Counsel                 1996         --            --                --                 --             --

--------------------------

(1) The Company entered into an executive agreement with Eric Lidow dated May 15, 1991. See "Executive Agreement" below.

(2) Base salaries for FY98 were the same as in FY97. See "Compensation Committee Report" below.

(3) Each year's salary includes an automobile allowance granted to key employees and an amount reflecting a difference in pay periods.

(4) Includes Pension Trust payout of $1,500,000 in fiscal 1998 (see "Executive Agreement"), and a cash payment of $34,682 for vacation hours that are accumulated beyond 240 hours at the end of the calendar year, pursuant to Company vacation policy.

(5) Bonus paid in FY97 for services rendered in FY96.

(6) Represents cash payment for vacation hours that are accumulated beyond 240 hours at the end of the calendar year, pursuant to Company vacation policy.

(7) Mr. Russell joined the Company in January 1997.

(8) Reflects bonuses agreed to be paid to Mr. Russell upon his joining the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table and accompanying notes summarize options granted to each Named Executive Officer of the Company in fiscal 1998 and projects potential realizable gains at hypothetical assumed annual compound rates of appreciation. All options granted in fiscal 1998 were non-qualified stock options under the Plan.

                                                                                                     POTENTIAL REALIZABLE
                                                                                                            VALUE
                                                                                                      AT ASSUMED ANNUAL
                                                          PERCENT OF                                        RATES
                                                         TOTAL OPTIONS                                  OF STOCK PRICE
                                                          GRANTED TO                                     APPRECIATION
                                            OPTIONS        EMPLOYEES       EXERCISE                   FOR OPTION TERM(4)
                                            GRANTED        IN FISCAL         PRICE     EXPIRATION   ----------------------
NAME                                       (#)(1)(2)         YEAR           ($/SH)       DATE(3)      5% ($)     10% ($)
----------------------------------------  -----------  -----------------  -----------  -----------  ----------  ----------
Eric Lidow..............................     100,000             6.3           21.25      8/24/07    1,336,401   3,386,703
Alexander Lidow.........................     100,000             6.3           21.25      8/24/07    1,336,401   3,386,703
Derek B. Lidow..........................     100,000             6.3           21.25      8/24/07    1,336,401   3,386,703
Robert J. Mueller.......................      40,000             2.5           21.25      8/24/07      534,560   1,354,681
Michael P. McGee........................      75,000             4.7           21.25      8/24/07    1,002,301   2,540,027
 "         "                                  45,000             2.8          14.125      2/22/08      399,741   1,013,023
L. Michael Russell......................      10,000              .6           21.25      8/24/07      133,640     338,670
 "         "                                  10,000              .6          14.125      2/22/08       88,831     225,116

    In addition, 1,116,960 options were granted to other employees of the Company under stock option plans. Each Non-Employee Director was granted 5,000 options on January 1, 1998. Minoru Matsuda was also granted 40,000 shares on September 4, 1997 upon election to the Board.

------------------------

(1) Options become exercisable at a rate of 20% per annum commencing on the first anniversary of the date of grant.

(2) Under the terms of the Plan, stock options were granted as ten year options at market price. Options under the Plan may be exercised for specified periods of time following the resignation, retirement or other termination of employment with the Company or its subsidiaries, or as a result of a change in control of the Company (as defined in the Plan). The Plan also permits the Compensation Committee, which administers the Plan, to accelerate, extend or otherwise modify benefits payable under the applicable awards in various circumstances, including a termination of employment or certain reorganizations. Under the Plan, if there is a change in control of the Company (as defined in the Plan), the Compensation Committee of the Board may accelerate the receipt of benefits.

(3) Subject to earlier termination in certain events related to termination of employment.

(4) These values are solely the mathematical results of hypothetical assumed appreciation of the market value of the underlying shares at an annual rate of 5% and 10% over the full ten-year term of the options, less the exercise price. Actual gains, if any, will depend on future stock market performance of the Common Stock, market factors and conditions, and each optionee's continued employment with the Company through the applicable vesting periods. The Company makes no prediction as to the future value of these options or of its Common Stock, and these values are provided solely as examples required by the proxy reporting rules of the Securities and Exchange Commission.

OPTIONS

    The following table shows for each of the Named Executive Officers the shares acquired on exercise of options in fiscal 1998 and certain other required information regarding outstanding options held by them at the end of fiscal 1998.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE
    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUE

                                                                                       NUMBER OF
                                                                                      SECURITIES         VALUE OF
                                                                                      UNDERLYING        UNEXERCISED
                                                                                      UNEXERCISED      IN-THE-MONEY
                                                                                        OPTIONS           OPTIONS
                                                                                     AT FY-END(#)     AT FY-END($)(1)
                                                                                   -----------------  ---------------
                                                  SHARES ACQUIRED       VALUE        EXERCISABLE/      EXERCISABLE/
NAME                                              ON EXERCISE(#)     REALIZED($)     UNEXERCISABLE     UNEXERCISABLE
-----------------------------------------------  -----------------  -------------  -----------------  ---------------
Eric Lidow.....................................         --               --          180,600/262,400   96,000/24,000
Alexander Lidow................................         --               --          150,800/263,200   64,000/16,000
Derek B. Lidow.................................         --               --          150,800/263,200   64,000/16,000
Robert J. Mueller..............................         --               --            40,000/90,000    24,000/6,000
Michael P. McGee...............................         --               --           43,000/199,000   24,000/10,000
L. Michael Russell.............................         --               --             2,000/20,000
                                                                                                         -----/-----

------------------------

(1) Based on the market value of $8.50 at the end of fiscal 1998, minus the exercise price of "in the money" options. The exercise price of outstanding options ranges from $5.50 to $23.81. These options are subject to the same terms and conditions as options granted to other employees under the Company's current stock option plans, including 20% annual vesting, adjustments upon change in control or reorganization and expiration at or following termination of employment.

EXECUTIVE AGREEMENT

    The Company entered into an executive agreement with Eric Lidow dated May 15, 1991. The agreement set Mr. Lidow's annual salary at $500,000, granted the Board discretion to increase his salary and to pay him bonuses, and established a pension. Mr. Lidow's salary was increased in May 1992 to $550,000 and in August 1994 to $632,500. Mr. Lidow was not awarded a bonus in fiscal year 1998. The agreement may be terminated by either party upon 90 days written notice.

    Under the Agreement, prior to its amendment described below, Mr. Lidow would have been entitled to begin receiving the pension payments when his employment with the Company ceased for any reason (except termination for cause). The pension would have been payable in annual installments, equal to the sum of 90% of his then current salary and the average of his prior three years' cash bonuses, if any. If Mr. Lidow's wife survived him, she would have received, for the remainder of her life, annual payments in an amount equal to two-thirds of the amount of the pension payment that would have been payable to Mr. Lidow. Before the amendments to the agreement described below, if Mr. Lidow had retired at fiscal year end, the pension would have been equal to $821,250 per year for the remainder of Mr. Lidow's life and $547,500 per year for the remainder of Mrs. Lidow's life, if she had survived him. The Company had funded a trust to cover its liability for the pension based on actuarial assumptions established by

Coopers & Lybrand, L.L.P. However, the Company's actual liability for the pension in ensuing years could have been more or less than the funding depending upon whether actual events mirrored the actuarial assumptions.

    In 1998, the Company's Compensation Committee and Mr. Lidow renegotiated his executive agreement. The Compensation Committee then recommended adoption of the renegotiated agreement by the Board, which the Board approved. In taking these actions, the Compensation Committee and the Board considered, among other things, their and Mr. Lidow's desire to limit the sale of his shares of IR Common Stock to meet commitments and their concerns about the uncertainty of the Company's liability for the pension. In connection with the former consideration, the Company also made certain loans to Mr. Lidow, which have since been repaid. See "Transaction with Management." The amendments to Mr. Lidow's agreement canceled all of the Company's obligations with respect to the pension. As consideration, the corpus of the trust of $8,096,663 was distributed to Mr. Lidow in several installments, $1,500,000 of which was distributed to Mr. Lidow in fiscal 1998. Based on actuarial analysis, the consideration was less than the amount needed to purchase the retirement benefit from a third party company. Mr. Lidow and his wife are no longer entitled to receive any payments under the agreement after Mr. Lidow's employment with the Company ceases.

    The funding of the pension had been expensed in prior years, and the lump sum distribution did not trigger any further expense. Because Internal Revenue Code Section 162(m) imposes certain restrictions on the deductibility of non-performance based compensation in excess of $1,000,000, the Company will not be able to deduct any compensation in excess of $1,000,000 paid to Mr. Lidow in fiscal 1998 and may not be able to deduct any such amount in fiscal 1999.

TRANSACTION WITH MANAGEMENT

    In June 1998, after discussing with Eric Lidow his desire to limit the sale of shares of IR Common Stock to meet commitments, the Board approved two unsecured loans to him aggregating $1,200,000, with interest at the annual rate of eight and one-half percent (8.5%). The loans were disbursed in two installments of $600,000, in June and July 1998. Both loans were due December 31, 1998 and on September 23, 1998 Mr. Lidow repaid them with accrued interest of $23,497. Contemporaneously with the approval of the loans, the Company amended his executive agreement. See "Executive Agreement."

    THE FOLLOWING INFORMATION CONTAINED UNDER THE CAPTIONS "COMPENSATION COMMITTEE REPORT" AND "STOCK PRICE PERFORMANCE" SHALL NOT BE DEEMED "SOLICITING MATERIAL" OR "FILED" WITH THE SECURITIES AND EXCHANGE COMMISSION AND SHALL NOT BE DEEMED TO BE INCORPORATED INTO ANY FILING BY INTERNATIONAL RECTIFIER CORPORATION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 IN THE ABSENCE OF SPECIFIC REFERENCE TO SUCH CAPTIONS AND INFORMATION.

                         COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Board of Directors currently consists of five Non-Employee Directors of the Company. The compensation of the Named Executive Officers, who comprise the top management operating group of the Company, is determined by the Compensation Committee (see "Executive Compensation" above). The Compensation Committee also reviews (but does not set) the salaries of all other employees having annual compensation of $150,000 or more.

    In August 1998, the Compensation Committee recommended to the Board that it approve an amendment to Mr. Eric Lidow's executive agreement. See "Executive Agreement" above.

    The Company's executive compensation program consists of base salaries, annual bonus opportunity, and long-term incentives in the form of stock options. The Compensation Committee's policy is to set base salaries generally within the mid-point of the competitive range for similar positions in high technology companies, based on information of a broad range of such companies obtained from an independent survey of executive compensation. Award determinations under the annual bonus plan are not made on a formula basis, but rather are based on discretionary and subjective judgments of the Compensation Committee. However, in making the awards, the Compensation Committee considers such factors as annual profitability, revenue growth, outstanding achievements such as new product introductions, improvement in market share and industry position, and individual performance.

    Long-term incentives are intended to reward for Company performance longer than one year. The Compensation Committee has determined that stock options are an effective incentive to reward for sustained long-term growth as reflected in the Company's stock price. Stock options are granted at exercise prices that are at not less than fair market value on the date of grant. Outstanding options become exercisable at a rate of 20% per year commencing on the first anniversary of the date of grant and expire ten years after the date of grant. In fiscal year 1998 the Compensation Committee, based on recommendations of the Company's compensation consultant, granted options at a level below the midpoint for options granted to executive officers of the companies in the survey referred to above.

    Drs. Alexander Lidow and Derek B. Lidow were elected Directors in 1994, and subsequently were elected Chief Executive Officers on March 6, 1995, after more than 17 years of service in various managerial positions of increasing responsibility within the Company. The Company has no employment contract with either officer. The base compensation of these officers is from the low to mid-point for executive officers in comparable high technology companies. A substantial part of their total compensation package is made up of stock options. Based upon fiscal 1998 performance, no cash bonuses were paid to either officer. In making the stock option awards, the Compensation Committee considered the performance of the Company under their management as well as subjective factors. The compensation of these two officers is maintained at the same level (see "Summary Compensation Table" above) as a matter of policy.

    Base salaries of the Named Executive Officers for fiscal 1998 are listed above under "Executive Compensation." The base salary payable to Eric Lidow is described under "Executive Agreement" above.

    Because the amount of cash compensation paid to any executive officer does not ordinarily exceed one million dollars, the Company has not adopted any policy with respect to Section 162(m) of the Internal Revenue Code of 1986.

      Donald S. Burns               Jack O. Vance
      George Krsek                 Rochus E. Vogt
      James D. Plummer

                            STOCK PRICE PERFORMANCE

    The following graph compares the Company's cumulative stockholder return on its Common Stock (i.e. change in stock price plus reinvestment of dividends) measured against the cumulative total return of the Standard and Poor's 500 Stock Index and Standard and Poor's High Technology Composite Index peer group. The stock price performance shown in this graph which assumes $100 was invested on June 30, 1993, is not necessarily indicative of and is not intended to suggest future stock price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

FISCAL YEARS   THE COMPANY     S&P 500    S&P HIGH TECH
1993                    $100       $100             $100
1994                 $118.82    $101.41          $108.30
1995                 $257.45    $127.84          $176.20
1996                 $255.47    $161.08          $209.95
1997                 $295.07    $216.98          $319.17
1998                 $134.66    $282.42          $428.82
June 30

                            INDEPENDENT ACCOUNTANTS
                                  (PROPOSAL 2)

    The Board of Directors, on the recommendation of the Audit Committee, proposes that PricewaterhouseCoopers, independent auditors, be elected as independent auditors of the Company to serve until the Annual Meeting of Stockholders in 1999. A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions. PricewaterhouseCoopers was formed as a result of a merger between Price Waterhouse & Co. and Coopers & Lybrand. Coopers & Lybrand had been auditors of the Company for many years prior to the merger.

    Although this appointment is not required to be submitted to a vote of the Stockholders, the Board believes it is appropriate as a matter of policy to request that the Stockholders ratify the appointment. If the Stockholders do not ratify the appointment by the affirmative vote of a majority of the shares represented either in person or by proxy at the Annual Meeting, the selection of another independent auditor will be considered by the Board of Directors.

    The Board of Directors recommends a vote FOR this proposal.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires that executive officers, directors, and holders of more than 10% of a company's registered class of securities file reports of their ownership of a company's securities with the SEC. Based on a review of these reports, the Company believes that its reporting persons complied with all applicable filing requirements during the fiscal year ended June 30, 1998.

                         STOCKHOLDER PROPOSALS FOR 1999

    Eligible Stockholders' proposals for the 1999 Annual Meeting of Stockholders of the Company must be received at the Company's office at 233 Kansas Street, El Segundo, California 90245 no later than June 11, 1999.

                               NOTICE OF BUSINESS

    For business to be properly brought before the Annual Meeting by a Stockholder of record, the Stockholder must give notice in writing to the Secretary of the Company. Such notice must be delivered to or mailed and received at the principal executive office of the Company not less than thirty
(30) days nor more than ninety (90) days prior to the meeting.

                                 MISCELLANEOUS

    Management does not know of any business to be presented other than the matters set forth in the Notice of Meeting. However, if other matters properly come before the meeting, it is the intention of the Proxies to vote in accordance with their best judgment on such matters.

    The expense of preparing, assembling, printing and mailing the Proxy and the material used in the solicitation of Proxies will be borne by the Company. It is contemplated that Proxies will be solicited principally through the use of the mails, but the officers and regular employees of the Company may solicit Proxies personally, by telephone or by special letter. The Company will reimburse banks, brokerage houses, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to their principals.

    A copy of the Annual Report of the Company for the year ended June 30, 1998, including financial statements for the year then ended, is transmitted herewith.

                                          By Order of the Board of Directors

                                          L. Michael Russell
                                          Secretary

October 7, 1998

                [MAP]

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                     INTERNATIONAL RECTIFIER CORPORATION

           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
             THE COMPANY FOR ANNUAL MEETING NOVEMBER 23, 1998

     The undersigned hereby constitutes and appoints Eric Lidow and L. Michael Russell, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of International Rectifier Corporation to be held at the HEXFET America facility of the Company, 41915 Business Park Drive, Temecula, California, at 10:00 a.m., Pacific Standard Time, on the 23rd day of November, 1998, and at any adjournment thereof, on all matters coming before said meeting.









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                      -  FOLD AND DETACH HERE  -

-------------------------------------------------------------------------------

                                                        Please mark
                                                       your votes as  / X /
                                                       indicated in
                                                       this example


                                        VOTE FOR all           VOTE WITHHELD
                                     nominees listed below   from all nominees
1. Election of Directors
   Nominees: George Krsek,                 / /                   / /
   Jack O. Vance, Derek B. Lidow

VOTE WITHHELD from the following nominee(s)

-----------------------------------------------------

                                                 FOR   AGAINST   ABSTAIN
2. To ratify PricewaterhouseCoopers as
   independent auditors of the Company to        / /     / /       / /
   serve for fiscal year 1999.





                          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                                PLEASE MARK, SIGN, DATE, AND RETURN
                                 THE PROXY CARD PROMPTLY USING THE
                                        ENCLOSED ENVELOPE.



Signature of Stockholder ______________________________  Dated ___________,1998
This Proxy Must be Signed Exactly as Name Appears Hereon. Executors, administrators, trustees, etc. should give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer.

-------------------------------------------------------------------------------
                         -  FOLD AND DETACH HERE  -




                    YOUR VOTE IS IMPORTANT TO THE COMPANY

                    PLEASE SIGN AND RETURN YOUR PROXY BY
                 TEARING OFF THE TOP PORTION OF THIS SHEET
             AND RETURNING IT IN THE ENCLOSED POSTPAID ENVELOPE